Exhibit 21.1
SUBSIDIARIES OF REGISTRANT
Below is a listing of our major subsidiaries as of December 31, 2025, their jurisdictions of incorporation, and the name under which they do business. Each is wholly owned unless otherwise noted.

Subsidiary Name	Jurisdiction of Incorporation

Hershey Netherlands B.V.	The Netherlands
Hershey Canada, Inc.	Canada
Hershey Mexico S.A. de C.V.	Mexico
Hersmex S. de R.L. de C.V.	Mexico
Servicios de Hersmex S. de R.L. de C.V.	Mexico
Fantastic Candy Brands LLC	Delaware
Hershey Chocolate & Confectionery LLC	Delaware
Hershey International LLC	Delaware
CSH Foods, Inc.	Delaware
The Hershey Sourcing Company	Delaware
The Hershey Sales Company	Delaware
The Hershey Investment Company, LLC	Delaware
The Hershey Licensing Company	Delaware
The Hershey Insurance Company of Vermont	Vermont
Ripple Brand Collective, LLC	New York
The Hershey Salty Snacks Sales Company	Delaware
ONE Brands, LLC	Delaware
Artisan Confections Company, LLC	Delaware
Lily's Sweets, LLC	Pennsylvania
The Hershey Salty Snacks Company	Delaware
Pretzel's, Inc.	Delaware
Hershey Caribe, Inc.	Puerto Rico
Hershey UK Holding Limited	United Kingdom
Hershey UK Finance Limited	United Kingdom
Hershey Trading GmbH	Switzerland
Hershey India Private Limited	India
Nutrine Confectionery Company Private Limited	India
Hershey (China) Investment Management Co., Ltd.	China
Hershey Chocolate Sales (Shanghai) Co., Ltd.	China
Hershey Japan Co., Ltd.	Japan
Hershey Philippines, Inc.	Philippines
Regional Operating HQ	Philippines
Hershey Asia Pacific Pte. Ltd.	Singapore
Hershey Malaysia Sdn. Bhd.	Malaysia
Hershey (Thailand) Co. Ltd.	Thailand
Hershey do Brasil Ltda.	Brazil
LesserEvil, LLC	Connecticut
Fulfil NA Holdco, LLC	Delaware
Fulfil NA GP, LLC	Delaware
Leading Edge Operations Company LLC	Pennsylvania
Hershey Germany GmbH	Germany

The Hershey Company | 2025 Form 10-K | Exhibit 21.1